UTGC Increased its Revenues by 93.5% vs. Previous Quarter

NEW YORK, July 19 /PRNewswire/ -- UTG Communications International Inc. (OTC Bulletin Board: UTGC - news) announced today that its continued efforts are showing signs of increasing results. The strong efforts by the present management are expected to have a positive impact on the overall situation of the Company.

The Company retail revenues have increased in the quarter ended March 31, 1999 by approximately 93.5% compared to the quarter ended December 31, 1998. This is the third increase in a row on a quarterly basis. The previous increases were 99.4% for the quarter ended December 31, 1998 and a increase of 32% for the quarter ended September 30, 1998 versus the relevant previous quarters. The Company intends to resume additionally its wholesale traffic business and expand its retail activities in the very near future.

The Company also continues its development of the Swiss, Belgium and UK Card platforms to deliver services to retail and wholesale customers. Once all these services are fully operational they are expected to make an additional significant contribution to the Company's revenue and provide the Company and its subsidiaries with new synergetic possibilities. The Swiss Prepaid Cards with the brand Starfon Telecard will start to be shipped this week to the customers who ordered these products.

UTG Communication Int. Inc. is a European provider of Internet services, E-Commerce and Telecommunications services, including long distance and prepaid/postpaid phone cards. It has a extensive distribution network in Europe. The Company owns and operates switching facilities in various European Countries.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under the Company's control which may cause actual results, performance, achievements of the Company to be materially different from the results, performance of expectations implied by these forward-looking statements. These factors include, but are not limited to, the limited liquidity of the Company, the limited operating history of the Company under its reorganised management team, as well as other risks detailed in the Company's periodic filings with the Security and Exchange Commission.
SOURCE: UTG Communications International Inc.